UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 3, 2017

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 2.02 Results of Operations and Financial Condition
On May 3, 2017, PetroQuest Energy, Inc. (the "Company") announced results for the first quarter ended March 31, 2017. The following are recent Company highlights:

•	Discretionary cash flow increased 156% from fourth quarter 2016 and 516% from first quarter 2016

•	Production increased 13% from fourth quarter 2016

•	Redemption of all remaining 2017 Senior Notes

•	Return to full compliance with NYSE continued listing standards
Loss available to common stockholders for the quarter ended March 31, 2017 totaled $4,918,000, or $0.23 per share, compared to first quarter 2016 loss available to common stockholders of $39,137,000, or $2.31 per share.
Discretionary cash flow for the first quarter of 2017 was $9,206,000, as compared to $(2,210,000) for the comparable 2016 period, and $3,591,000 for the fourth quarter of 2016. Net cash flow provided by operating activities for the first quarter of 2017 was $9,206,000, as compared to $26,190,000 for the comparable 2016 period, and $4,861,000 for the fourth quarter of 2016. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the first quarter of 2017 was 5.2 Bcfe, compared to 7.6 Bcfe for the comparable period of 2016. The reduction in production volumes during the 2017 period is primarily attributable to the sale of the remainder of the Company's Arkoma assets in April 2016, as well as a significant reduction in capital spending during 2016.
Stated on an Mcfe basis, unit prices including the effects of hedges for the first quarter of 2017 were $3.98 per Mcfe, as compared to $2.27 per Mcfe in the first quarter of 2016. Despite lower production, as a result of 75% higher realized pricing on an Mcfe basis, oil and gas sales during the first quarter of 2017 increased 20% to $20,772,000, as compared to $17,320,000 in the first quarter of 2016.
Lease operating expenses (“LOE”) for the first quarter of 2017 decreased to $7,076,000, as compared to $8,177,000 in the first quarter of 2016. LOE per Mcfe was $1.35 for the first quarter of 2017, as compared to $1.07 in the first quarter of 2016. The increase in per unit lease operating expenses is primarily due to the Arkoma asset sale, which included properties with a lower relative per unit cost, as well as the impact of lower production resulting from reduced capital expenditures during 2016.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2017 was $1.15 per Mcfe, as compared to $1.30 per Mcfe in the first quarter of 2016. The decrease in the per unit DD&A rate is primarily the result of recent ceiling test write-downs in 2016.
Interest expense for the first quarter of 2017 decreased to $7,258,000, as compared to $8,257,000 in the first quarter of 2016. During the three month period ended March 31, 2017, capitalized interest totaled $305,000, as compared to $309,000 during the 2016 period. The decrease in interest expense during the 2017 period is primarily attributable to a lower debt balance after the completion of the Company's debt exchange in February 2016.
General and administrative expenses for the quarter ended March 31, 2017 totaled $3,153,000, as compared to $8,599,000 for the comparable 2016 period. Capitalized general and administrative expenses during the quarter ended March 31, 2017 totaled $1,334,000, as compared to $1,489,000 during the comparable 2016 period. The decrease in general and administrative expenses during the quarter ended March 31, 2017 is primarily due to lower employee related expenses and approximately $4,740,000 of expenses related to the issuance of the Company's 2021 Secured Senior Notes during the first quarter of 2016.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three month periods ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
Production:
Oil (Bbls)	132,678	139,989
Gas (Mcf)	3,524,966	5,547,477
Ngl (Mcfe)	904,206	1,246,632
Total Production (Mcfe)	5,225,240	7,634,043
Avg. Daily Production (MMcfe/d)	58.1	83.9
Sales:
Total oil sales	$6,871,409	$4,358,744
Total gas sales	10,662,342	10,718,208
Total ngl sales	3,238,546	2,242,762
Total oil and gas sales	$20,772,297	$17,319,714
Average sales prices:
Oil (per Bbl)	$51.79	$31.14
Gas (per Mcf)	3.02	1.93
Ngl (per Mcfe)	3.58	1.80
Per Mcfe	3.98	2.27

The above sales and average sales prices include increases (decreases) to revenues related to the settlement of gas hedges of ($321,000) and $1,032,000 for the three months ended March 31, 2017 and 2016, respectively.
Second and Third Quarter Production Guidance
The Company expects to begin completion operations on a three well pad in East Texas within one week with initial flowback expected in early June. In the Gulf Coast, the Company had planned to recomplete a well at its Ship Shoal 72 field in May with initial production expected in June. Due to timing of rig availability, this recompletion is now scheduled for June with initial production in July. As a result of the limited impact that these operations will have on second quarter production, the Company is guiding production for the second quarter of 2017 at 62-65 MMcfe/d.

With a full quarter of production expected from the three well Cotton Valley pad, along with the anticipated impact of the Ship Shoal 72 recompletion, the Company is guiding production for the third quarter of 2017 at 80-84 MMcfe/d (72% gas, 11% oil and 17% NGL). The mid-point of the third quarter 2017 production guidance would represent a 64% increase from the average daily production for the fourth quarter of 2016.

The following provides guidance for the second quarter of 2017:

Guidance for
Description	2nd Quarter 2017

Production volumes (MMcfe/d)	62 - 65

Percent Gas	67%
Percent Oil	14%
Percent NGL	19%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.09 - $0.12
Depreciation, depletion and amortization (per Mcfe)	$1.20 - $1.30
General and administrative (in millions)*	$3.50 - $4.00
Interest expense (in millions)**	$7.30 - $7.50

* Includes non-cash stock compensation estimate of approximately $0.3 million
** Includes non-cash interest expense of approximately $5.7 million

Hedging Update
The Company recently initiated the following hedging transaction:

Production Period	Type	Daily Volumes	Price
Gas:
Jan 18 - March 18	Swap	5,000 MMBtu	$3.40

After executing the above transaction, the Company has approximately 9.2 Bcf and 3.2 Bcf of gas volumes hedged for 2017 and the first quarter of 2018, respectively, with average floor prices of approximately $3.22 per Mcf and $3.24 per Mcf, respectively.

Operations Update
In East Texas, the Company recently established production on its PQ #22 well (NRI 39%), which is located on the PQ/CVX acreage. The well achieved a maximum 24 hour rate of approximately 11,000 Mcfe/d (7,000 Mcf/d of gas, 530 Bbls/d of natural gas liquids and 70 Bbls/d of oil). The Company estimates the drilling and completion cost of PQ#22 was approximately $800/lateral foot.

The Company recently reached total depth on the final well of a three well pad (PQ #23-25 - avg WI 75%). The middle well (PQ #24) will test a secondary Cotton Valley bench (E-Sand). In addition, the Company plans to obtain micro-seismic data as well as utilize varying sizes of proppant per well in connection with this upcoming three well program. The micro-seismic work should provide significant data on frack heights and propagation in order to benefit future completion operations. The Company expects to drill and complete 8 wells in East Texas during 2017 and plans to have a three well pad in progress at the end of the year.

In South Louisiana, the Company's Thunder Bayou well is currently flowing at approximately 61,000 Mcfe/d (NRI - 37%). The production mix consists of approximately 39,000 Mcf/d of gas, 1,500 Bbls/d of oil and 2,200 Bbls/d of

natural gas liquids. The Company estimates that Thunder Bayou generated approximately $2.3 million in field level cash flow, net to the Company, during March 2017 after be completed in February 2017.

Management’s Comment
“Our accelerating cash flow and production profiles during the first quarter of 2017 clearly indicate we have returned to growth as we reported sequential quarterly increases of 156% and 13%, respectively,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Since the first quarter of 2016, we have refinanced or repaid all of our $350 million of 10% Senior Notes due 2017, secured an East Texas joint venture, commenced our Cotton Valley drilling program and recompleted Thunder Bayou resulting in a 61 MMcfe/d current production rate.  These milestones were made possible due to the quality of our assets and people and the flexibility exhibited by our stakeholders.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities
Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility;
our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market;
our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price;
and our ability to continue to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.
Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$28,191	$28,312
Revenue receivable	9,269	10,294
Joint interest billing receivable	7,172	7,632
Derivative asset	168	—
Other current assets	3,794	2,353
Total current assets	48,594	48,591
Oil and gas properties:
Oil and gas properties, full cost method	1,331,930	1,323,333
Unevaluated oil and gas properties	11,909	9,015
Accumulated depreciation, depletion and amortization	(1,249,300)	(1,243,286)
Oil and gas properties, net	94,539	89,062
Other property and equipment	9,315	10,951
Accumulated depreciation of other property and equipment	(8,560)	(10,109)
Total property and equipment	95,294	89,904
Other assets	6,364	6,365
Total assets	$150,252	$144,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$30,808	$25,265
Advances from co-owners	3,879	2,330
Oil and gas revenue payable	22,639	22,146
Accrued interest	874	2,047
Asset retirement obligation	3,291	4,160
Derivative liability	1,729	3,947
10% Senior Unsecured Notes due 2017	—	22,568
Other accrued liabilities	3,211	3,938
Total current liabilities	66,431	86,401
Multi-draw Term Loan	27,429	7,249
10% Senior Secured Notes due 2021	15,174	15,228
10% Senior Secured PIK Notes due 2021	254,130	248,600
Asset retirement obligation	32,958	32,450
Other long-term liabilities	6,491	6,027
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 21,214 and 21,197 shares, respectively	21	21
Paid-in capital	304,805	304,341
Accumulated other comprehensive loss	(1,562)	(4,750)
Accumulated deficit	(555,626)	(550,708)
Total stockholders’ equity	(252,361)	(251,095)
Total liabilities and stockholders’ equity	$150,252	$144,860

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Oil and gas sales	$20,772	$17,320
Expenses:
Lease operating expenses	7,076	8,177
Production taxes	308	338
Depreciation, depletion and amortization	6,117	10,138
Ceiling test write-down	—	18,857
General and administrative	3,153	8,599
Accretion of asset retirement obligation	547	608
Interest expense	7,258	8,257
	24,459	54,974

Other income:
Other income	54	97
	54	97

Loss from operations	(3,633)	(37,557)
Income tax expense	—	86
Net loss	(3,633)	(37,643)
Preferred stock dividend	1,285	1,494
Loss available to common stockholders	$(4,918)	$(39,137)
Loss per common share:
Basic
Net loss per share	$(0.23)	$(2.31)
Diluted
Net loss per share	$(0.23)	$(2.31)
Weighted average number of common shares:
Basic	21,208	16,956
Diluted	21,208	16,956

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(3,633)	$(37,643)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred tax expense	—	86
Depreciation, depletion and amortization	6,117	10,138
Non-cash PIK Interest	5,512	—
Ceiling test writedown	—	18,857
Accretion of asset retirement obligation	547	608
Share-based compensation expense	425	442
Amortization costs and other	238	562
Payments to settle asset retirement obligations	(402)	(464)
Costs incurred to issue 2021 Notes	—	4,740
Changes in working capital accounts:
Revenue receivable	1,025	(842)
Joint interest billing receivable	460	10,709
Accounts payable and accrued liabilities	3,037	(20,413)
Advances from co-owners	1,549	(12,021)
Other	(1,462)	(949)
Net cash provided by (used in) operating activities	13,413	(26,190)
Cash flows used in investing activities:
Investment in oil and gas properties	(10,898)	(15,812)
Investment in other property and equipment	(16)	(23)
Sale of oil and gas properties	—	7,000
Net cash used in investing activities	(10,914)	(8,835)
Cash flows used in financing activities:
Net proceeds from share based compensation	40	65
Deferred financing costs	(10)	(38)
Payment of preferred stock dividend	—	(1,284)
Redemption of 2017 Notes	(22,650)	(53,626)
Costs incurred to issue 2021 Notes	—	(4,740)
Proceeds from borrowings	20,000	—
Net cash used in financing activities	(2,620)	(59,623)
Net decrease in cash and cash equivalents	(121)	(94,648)
Cash and cash equivalents, beginning of period	28,312	148,013
Cash and cash equivalents, end of period	$28,191	$53,365
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$2,975	$16,781
Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Net loss	$(3,633)	$(37,643)	$(8,374)
Reconciling items:
Deferred tax expense (benefit)	—	86	—
Depreciation, depletion and amortization	6,117	10,138	5,359
Ceiling test writedown	—	18,857	—
Accretion of asset retirement obligation	547	608	619
Non-cash share based compensation expense	425	442	83
Non-cash PIK interest	5,512	—	5,722
Amortization costs and other	238	562	116
Costs incurred to issue 2021 Senior Secured Notes	—	4,740	66
Discretionary cash flow	9,206	(2,210)	3,591
Changes in working capital accounts	4,609	(23,516)	(8,167)
Settlement of asset retirement obligations	(402)	(464)	(285)
Net cash flow provided by (used in) operating activities	$13,413	$(26,190)	$(4,861)

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 3, 2017
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President,
Chief Financial Officer
(Authorized Officer and Principal
Financial and Accounting Officer)